PepGen Announces Executive Team Promotions

Michelle Mellion, M.D., promoted to Chief Medical Officer

Hayley Parker, Ph.D., promoted to Senior Vice President, Global Regulatory Affairs

BOSTON, June 11, 2024 -- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced two executive team promotions effective immediately: Michelle Mellion, M.D., to Chief Medical Officer and Hayley Parker, Ph.D., to Senior Vice President, Global Regulatory Affairs.

“I am excited to announce the well-deserved promotions of Michelle and Hayley, a true testament to their hard work, dedication, and leadership. Since joining PepGen, they have played integral roles in driving both our clinical and regulatory strategies, advancing our pipeline of differentiated oligonucleotides, and paving a path for future commercialization,” said James McArthur, Ph.D., President and CEO of PepGen. “As we continue to execute on our goals and prepare for preliminary data readouts and additional trial initiations, I look forward to working with our incredible team to take the vital next steps in bringing our potentially disease-modifying therapies to people living with rare muscle disorders."

Michelle Mellion, M.D., promoted to Chief Medical Officer, joined PepGen as Senior Vice President, Head of Clinical Development and has been instrumental in overseeing the Company’s global clinical development strategy, as well as advancing the Company’s neuromuscular programs into the clinic. She was also recently appointed to Medical Advisor of the FSHD Society. Previously, Dr. Mellion served in roles of increasing responsibility at Fulcrum Therapeutics, where she led the design and implementation of Phase I/II/III clinical trials for the company’s novel treatment of facioscapulohumeral muscular dystrophy. In parallel, she worked as an Attending Physician affiliated with Tufts Medical Center, specializing in Neurology as a member of their Pediatrics department. Earlier, Dr. Mellion held leadership roles at Vertex Pharmaceuticals and Biogen, as well as working as an Attending Neurologist in the Muscular Dystrophy Association (MDA) clinic and Attending Physician and Assistant Professor of Neurology at Alpert Medical School, Brown University. She completed her residency at Brown Medical School, received her M.D. from the Wake Forest University School of Medicine, and earned her B.A. in Molecular Biology from Colgate University.

Hayley Parker, Ph.D., promoted to Senior Vice President, Global Regulatory Affairs, joined PepGen as Vice President, Regulatory Affairs and has been pivotal in developing and executing the Company’s global regulatory strategy and interactions with regulatory authorities. Previously, she served as Vice President, Regulatory Affairs at Scholar Rock, accountable for the global regulatory strategy for their lead neuromuscular program. Earlier, Dr. Parker gained experience in rare disease holding various leadership positions at Vertex Pharmaceuticals where, as part of the Regulatory Leadership team, she was Head of Global Labelling and global therapeutic strategic lead for early phase pain assets, and at Biogen working in rare diseases with high unmet medical need, such as Spinal Muscular Atrophy. She earned her Ph.D. in Molecular Biology and Respiratory Medicine at Imperial College, London, and her B.Sc. in Molecular Biology from the University of Hertfordshire.

About PepGen

PepGen Inc. is a clinical-stage biotechnology company advancing the next-generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide, or EDO, platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates that are designed to target the root cause of serious diseases.

Investor Contact
Noel Donnelly
Chief Financial Officer
ndonnelly@pepgen.com

Media Contact

Julia Deutsch

Lyra Strategic Advisory

Jdeutsch@lyraadvisory.com